Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333‑273488 and 333-270153) and Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218, 333-85598 and 333-266531) of Ovintiv Inc. of our report dated February 26, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Canada

February 26, 2025

PricewaterhouseCoopers LLP

111 5th Avenue South West, Suite 3100, Calgary, Alberta, Canada T2P 5L3

T.: +1 403 509 7500, F.: +1 403 781 1825, Fax to mail: ca_calgary_main_fax@pwc.com, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.